KPMG
One Mellon Center                                         Telephone 412 391 9710
Pittsburgh, PA 15219                                      Fax 412 391 8963


June 4, 2003



SECURITIES AND EXCHANGE COMMISSION
WASHINGTON DC 20549


Ladies and Gentlemen:

We were previously principal accountants for Fidelity Bancorp, Inc. and, under the date of November 8, 2002, we reported on the consolidated financial statements of Fidelity Bancorp, Inc. as of and for the years ended September 30, 2002 and 2001. On May 28, 2003, our appointment as principal accountants was terminated. We have read Fidelity Bancorp, Inc.'s statements included under Item 4 of its Form 8-K dated June 4, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Fidelity Bancorp, Inc.'s statement that the change was approved by the audit committee of the board of directors.


Very truly yours,





/s/KPMG LLP
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KPMG LLP



KPMG LLP. KPMG LLP, a U.S. limited liability partnership, is a member of KPMG International, a Swiss association.